Exhibit 5.1

Linklaters LLP 20 Ropemaker Street London EC2Y 9AR Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

GSK PLC 79 New Oxford Street London WC1A 1DG

13 October 2026
Our Ref L-148969

Registration Statement on Form S-8 – GSK PLC

1

We have acted as English legal advisers to GSK PLC (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the United States Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) on 13 October 2026 for the registration of new ordinary shares with a nominal value of 31.25 pence each in the capital of the Company to be issued under the GSK 2025 Share Value Plan (the “Shares”). We have taken instructions solely from the Company.

2

This letter and the opinions given in it are limited to English law as applied by the courts of England and Wales and as published and in effect on the date of this letter. It is given on the basis that it and all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion on matters of federal law of the United States, the laws of any State of the United States or the laws of any other jurisdiction.

3	For the purposes of this letter and the opinions given in it we have examined the following documents:

3.1	an electronic copy of the articles of association of the Company (the “Articles of Association”);

3.2	an electronic copy of the resolutions of the shareholders of the Company passed at the annual general meeting of the Company held on 7 May 2025 (the “Shareholder Resolutions”);

3.3	the results of an online search in respect of the Company on the Companies House register made at 9.20 a.m. (BST) on 13 October 2026 (the “Search”); and

3.4	the results of a telephone search in respect of the Company at the Central Register of Winding Up Petitions made at 10.22 a.m. (BST) on 13 October 2026 (the “Winding-Up Search”).

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority (SRA ID 460682). The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, 20 Ropemaker Street, London EC2Y 9AR or on www.linklaters.com.

Please refer to www.linklaters.com/regulatory for important information on Linklaters LLP’s regulatory position.

4	We have assumed that:

4.1

all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the genuineness of all signatures thereon or on the original thereof and the relevant documents have been executed in the forms reviewed by us;

4.2	the directors of the Company will act in good faith, in the best interests of the Company and in compliance with their duties as directors;

4.3

the directors of the Company will validly resolve to allot and issue the Shares at duly convened and quorate meetings of the board of directors of the Company (or will validly resolve to delegate such power(s) to a duly authorised committee or person) from time to time; and

4.4	such board resolutions (or such resolutions or authorisations of any such committee or person) will remain in full force and effect and not be rescinded or amended.

5

The opinions given in this letter are only given in connection with the preparation and filing of the Registration Statement and, more particularly, for the purpose of inclusion of this letter as an exhibit to the Registration Statement, and are strictly limited to the matters stated in the following paragraph. We express no opinion as to any tax matter.

6

On the basis of the assumptions and subject to the reservations set out herein, and to any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter (as we consider relevant), we are of the opinion that the Shares, if and when issued and delivered as described in the Registration Statement, will have been duly and validly authorised and issued, fully paid or credited as fully paid (subject to the settlement of valid consideration to the Company for the issue thereof) and no further amounts shall be payable to the Company in respect of the issue thereof.

7	This opinion is subject to the following:

7.1

It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

7.2

Our opinion is based on the Search and the Winding-Up Search. It should be noted that the Search and the Winding-Up Search are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver has been appointed, a company voluntary arrangement has been proposed or approved, a moratorium has been applied for or has come into force or any other insolvency proceeding has commenced.

7.3	We express no opinion as to the validity or otherwise of the issue of any American depositary shares under the GSK 2025 Share Value Plan.

8

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.

9

This opinion is addressed to you in connection with the filing of the Registration Statement. It is not to be transmitted to anyone else for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP